Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2014 FOURTH QUARTER

First Mid Announces:

•	Fourth Consecutive Record Annual Earnings

•	Growth in Earnings Per Share

•	Strength in Asset Quality Metrics

•	Completion of Series B Preferred Stock Conversion

I am pleased to report that the financial performance of First Mid-Illinois Bancshares, Inc. was strong in 2014. Our net income and earnings per share finished at all-time highs and we continued to deliver very good asset quality results. In addition, our return-on-assets and return-on-equity were higher in 2014, and each of our regulatory capital ratios increased from year-end 2013. Another noteworthy metric was tangible book value per share which increased by 33% from December 31, 2013 to $15.63 per share. 2014 was a very strong year from a financial perspective; however, I am disappointed that our stock price has not been reflective of our financial performance and will touch upon that in this letter.

Net income for 2014 was $15,461,000 compared to $14,722,000 for 2013 which tops our highest net income for the fourth year in a row. In fact, excluding the impact of securities gains, income from core operations increased by 13% in 2014 which is indicative of our strong operating performance. Diluted earnings per share increased by 7% to $1.85 per share compared to $1.73 per share for 2013. Net income for the fourth quarter of 2014 was $3.9 million compared to $3.6 million for the fourth quarter of 2013.

Net income was higher than last year as net interest income increased due to growth in loan balances, a higher net interest margin, and a reduction in the provision for loan losses. The provision was reduced as non-performing assets declined and net charge-offs were only $196,000 for 2014. This is the lowest amount of net charge-offs that we have had since 1995. Comparing the fourth quarter of 2014 to the same period in 2013, the positive improvement was similar as net income increased due to higher net interest income and lower provision for loan losses.

2014 net interest income was $51.5 million compared to $49.9 million for 2013 and $13.1 million for the fourth quarter of 2014 compared to $12.8 million for the same period in 2013. This was due to growth in loan balances and a higher net interest margin. Loan balances increased 8.1% from $983 million at December 31, 2013 to $1.06 billion at December 31, 2014. This increase was primarily due to growth in commercial operating and commercial real estate loans across our market area and we were pleased with the level of growth. The change in asset mix from investments to higher-yielding loans helped our net interest margin. The net interest margin on a tax-equivalent basis was 3.53% in 2014 compared to 3.47% in 2013 while the net interest margin for the fourth quarter of 2014 was 3.53% which was essentially the same as the fourth quarter of 2013. The improvement in the margin is positive considering that the low rate environment that has been prevalent for the past few years has continued throughout 2014. The spread between the interest rate received on loans and the amount paid on deposits and borrowings continues to be “squeezed” with the flat yield curve. In addition to changing the mix of assets, we have maintained our low funding costs which helped reduce the impact of the reduction in rate spread. As a result of holding our deposit costs down, our deposit balances have remained flat and ended the year at $1.27 billion as compared to $1.29 billion at December 31, 2013.

The provision for loan losses decreased to $.6 million in 2014 compared to $2.2 million in 2013 and $.1 million for the fourth quarter of 2014 as compared to $.5 million for the fourth quarter of 2013. Non-performing loans and other real estate owned balances declined to $4.8 million at December 31, 2014 compared to $7.0 million at December 31, 2013. As mentioned, net loan charge-offs amounted to only $.2 million in 2014, down from $.7 million charged-off in 2013. This improvement allowed us to reduce the provision for loan losses. Also, the balance of allowance for loan losses increased to $13.7 million as of December 31, 2014 and we continue to have a strong coverage ratio of the allowance for loan losses to non-performing loans of 301%.

Non-interest income for 2014 was $18.4 million compared to $19.3 million for 2013 while non-interest income for the fourth quarter was $4.5 million compared to $4.4 million for the fourth quarter last year. 2014 non-interest income was lower than last year due to a reduction in gains on the sale of securities. In 2013, we sold trust preferred securities that resulted in a one-time gain of $1.4 million. Mortgage banking revenue for the year also declined as refinances slowed. 2014 mortgage banking revenue was $.6 million compared to $.9 million in 2013. Partially offsetting the declines were service charges as they were $.4 million higher in 2014 as a result of an increase in overdrafts. Also, revenues from our trust and wealth management area were $212,000 higher in 2014 as a result of increases in revenue from our retirement services and brokerage units.
Operating expenses were $44.5 million in 2014 compared to $43.5 million in 2013 increasing by 2% as we continue to manage our cost structure. For the fourth quarter of 2014, operating expenses were $11.2 million compared to $10.9 for the fourth quarter of 2013. For both periods, higher officer salary and insurance costs were the primary reasons for the increase. Also, the company incurred NASDAQ listing expenses of $126,000 in 2014.

Our regulatory capital ratios remain strong and are considered in excess of well-capitalized by regulatory definition. Each of the regulatory capital ratios were higher at December 31, 2014 than last year-end as a result of the increase in equity. The common equity tier 1 capital ratio increased from 7.78% to 10.32% at December 31, 2014 primarily due to the conversion of the Series B preferred stock. I mentioned that our tangible book value per share increased from $11.75 at December 31, 2013 to $15.63. This was a result of growth in net income, improvement in market value of securities, and conversion of preferred stock.

While our financial performance was strong in 2014, the market price of FMBH stock has not reflected this performance in my opinion. The market price of FMBH stock at December 31, 2014 was $18.55, which was down from recent months and 2013 year end. This price level implies a price-to-earnings per share of 10.0 times and a price-to-tangible book value of 119%, as of December 31, 2014, which are below peer averages for each metric. We have implemented a number of initiatives such as listing on NASDAQ, being added to the Russell MicroCap Index, providing enhanced financial information, and presenting at investor conferences to increase the universe of potential investors and liquidity in FMBH stock. We continue to believe these are positives in increasing long-term shareholder value, but given our low trading volume, short-term fluctuations in the price of the stock may potentially occur. We continue to focus on the things we can control and that includes producing strong financial results like the 2014 results I am proud to report to you in this letter. Also, we will continue efforts to enhance the investment profile of FMBH stock by continuing to present at investor conferences, relaying our strong metrics, maximizing the benefits of our NASDAQ listing, eliminating the Company's "poison pill" rights agreement, and keeping our dividend competitive. To that point, the Board of Directors increased the dividend on the common stock in 2014, as dividends per common share increased by 20% from $.46 per share in 2013 to $.55 per share in 2014. This provides a very competitive dividend yield when compared to other financial stocks.

During the fourth quarter, we announced that we had successfully completed the conversion of Series B noncumulative perpetual preferred stock into shares of the Company’s common stock. The shares converted on the mandatory conversion date of November 17, 2014 and the conversion is reflected in these fourth quarter financial statements, as mentioned earlier.

In conclusion, I am pleased with the progress we made in 2014 and remain optimistic about the future of First Mid. We have an outstanding team, a committed Board of Directors, and a long track record of solid financial performance. Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

January 30, 2015

Fourth Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)		(Unaudited)
	December 31,	September 30,	December 31,
	2014	2014	2013
Assets
Cash and cash equivalents	$51,730	$57,572	$65,102
Investment securities	431,506	429,226	488,724
Loans (including loans held for sale)	1,062,406	1,041,008	982,804
Less allowance for loan losses	(13,682)	(13,705)	(13,249)
Net loans	1,048,724	1,027,303	969,555
Premises and equipment, net	27,352	27,757	28,578
Goodwill and intangibles, net	27,597	27,753	28,240
Other assets	20,194	23,737	25,299
Total assets	$1,607,103	$1,593,348	$1,605,498

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$222,116	$218,214	$235,448
Interest bearing	1,049,961	1,080,626	1,052,168
Total deposits	1,272,077	1,298,840	1,287,616
Repurchase agreements with customers	121,869	88,066	119,187
Other borrowings	20,000	15,000	20,000
Junior subordinated debentures	20,620	20,620	20,620
Other liabilities	7,621	9,131	8,694
Total liabilities	1,442,187	1,431,657	1,456,117
Total stockholders’ equity	164,916	161,691	149,381
Total liabilities and stockholders’ equity	$1,607,103	$1,593,348	$1,605,498

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)
	Twelve months ended
	December 31,
	2014	2013
Balance at beginning of period	$149,381	$156,687
Net income	15,461	14,722
Dividends on preferred stock and common stock	(7,692)	(7,130)
Issuance of preferred and common stock	1,933	2,517
Purchase of treasury stock	(1,763)	(4,619)
Deferred compensation and other adjustments	91	128
Changes in accumulated other comprehensive income	7,505	(12,924)
Balance at end of period	$164,916	$149,381

Fourth Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$11,557	$10,813	$44,799	$42,184
Interest on investment securities	2,391	2,787	9,851	11,222
Interest on federal funds sold & other deposits	17	5	84	53
Total interest income	13,965	13,605	54,734	53,459
Interest expense:
Interest on deposits	573	632	2,351	2,703
Interest on repurchase agreements with customers	14	12	47	46
Interest on other borrowings	128	74	340	263
Interest on subordinated debt	129	130	514	523
Total interest expense	844	848	3,252	3,535
Net interest income	13,121	12,757	51,482	49,924
Provision for loan losses	134	486	629	2,193
Net interest income after provision for loan losses	12,987	12,271	50,853	47,731
Non-interest income:
Trust revenues	977	1,089	3,571	3,565
Brokerage commissions	291	243	1,039	833
Insurance commissions	349	321	1,796	1,638
Service charges	1,355	1,245	5,264	4,865
Securities gains, net	1	2	715	2,293
Mortgage banking revenues	155	109	596	935
ATM / debit card revenue	982	953	3,915	3,772
Other	386	418	1,473	1,440
Total non-interest income	4,496	4,380	18,369	19,341
Non-interest expense:
Salaries and employee benefits	6,448	6,092	24,771	24,128
Net occupancy and equipment expense	2,028	2,011	8,347	8,223
Amortization of intangible assets	156	163	643	674
Legal and professional expense	580	449	2,333	2,070
Other	2,031	2,177	8,413	8,409
Total non-interest expense	11,243	10,892	44,507	43,504
Income before income taxes	6,240	5,759	24,715	23,568
Income taxes	2,330	2,140	9,254	8,846
Net income	$3,910	$3,619	$15,461	$14,722

Per Share Information
Basic earnings per common share	$0.48	$0.43	$1.88	$1.74
Diluted earnings per common share	$0.47	$0.42	$1.85	$1.73
Dividends per common share	$0.29	$0.25	$0.55	$0.46

Fourth Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As Of
		(Unaudited)
	December 31,	September 30,	December 31,
	2014	2014	2013
SHARE AND PER COMMON SHARE DATA
Book value per common share	$19.55	$18.69	$16.54
Tangible book value per common share	$15.63	$13.96	$11.75
Common shares outstanding	7,033,318	5,866,421	5,883,781
Market price of stock	$18.55	$21.63	$22.00

REGULATORY CAPITAL RATIOS
Leverage ratio	10.52%	10.45%	10.12%
Total capital to risk-weighted assets	15.60%	15.75%	15.58%
Tier 1 capital to risk-weighted assets	14.42%	14.54%	14.37%
Common equity tier 1 capital to risk weighted assets	10.32%	8.19%	7.78%
Preferred stockholders' equity	$27,400,000	$52,030,000	$52,035,000
Common stockholders' equity	$137,516,000	$109,661,000	$97,346,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	301.4%	284.4%	204.8%
Allowance for loan losses to total loans outstanding	1.29%	1.32%	1.35%
Total YTD net charge-offs (1)	$196,000	$39,000	$720,000
Total non-performing loans and other real estate owned	$4,803,000	$5,171,000	$7,037,000

	Quarter ended			Year ended
		(unaudited)
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
PERFORMANCE RATIOS (1)
Return on average assets (2)	0.97%	0.98%	0.92%	0.97%	0.94%
Return on average common equity (2)	9.32%	10.89%	10.10%	10.34%	10.11%
Net interest margin (3)	3.53%	3.51%	3.52%	3.53%	3.47%

(1) Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed
(2) Annualized net income for period
(3) On a tax equivalent basis (TE), assuming a federal income tax rate of 35%

Corporate Profile

First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to satisfy the broad financial needs of our customers, provide value for our shareholders, career opportunities for employees, and contribute to the well-being of our communities. We distinguish ourselves by our actions and by our results.

First Mid Bank was first chartered in 1865 and has since grown into a more than $1.6 billion community-focused organization that provides financial services through a network of 35 banking centers in 23 communities. Our talented team is comprised of over 400 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K and the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com